Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2023, with respect to the consolidated financial statements included in the Annual Report of AVITA Medical, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of the said report in the Registration Statements of AVITA Medical, Inc. on Form S-3 (File No. 333-249419) and on Forms S-8 (File No. 333-248446 and File No. 333-250924).

/s/ GRANT THORNTON LLP

Los Angeles, California
February 23, 2023